SECURED TERM LOAN PROMISSORY NOTE

$4,000,000.00	Advance Date: December 21, 2012

Maturity Date: February 1, 20161

FOR VALUE RECEIVED, ADMA Biologics, Inc., a Delaware corporation (“Biologics”), ADMA Plasma Biologics, Inc., a Delaware corporation (“Plasma”),  ADMA Bio Centers Georgia Inc., a Delaware corporation (“Georgia”; Biologics, Plasma and Georgia are hereinafter referred to individually and collectively, jointly and severally, as “Borrower”) hereby promises to pay to the order of HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, or the current holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Loan Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of FOUR MILLION DOLLARS ($4,000,000.00) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate per annum equal to the greater of (i) eight and one-half of one percent (8.50%), or (ii) the sum of (A) eight and one-half of one percent (8.50%), plus (B) the Prime Rate as reported in the “Money Rates” section of The Wall Street Journal, minus five and three-quarters of one percent (5.75%), based upon a year consisting of 360 days, with interest computed daily based upon the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated December 21, 2012, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.
_________________________
1 May, 1, 2016 if the Amortization Date is extended to February 1, 2014 in accordance with the Loan and Security Agreement or  August, 1, 2016 if the Amortization Date is extended to May 1, 2014 in accordance with the Loan and Security Agreement or

BORROWER:

ADMA BIOLOGICS, INC.

By: ______________________________
Name:
Title:

ADMA PLASMA BIOLOGICS, INC.

By: ______________________________
Name:
Title:

ADMA BIO CENTERS GEORGIA INC.

By: ______________________________
Name:
Title: